Exhibit 4.4

SUPPLEMENTAL INDENTURE

dated as of January 2, 2014

among

Lender Processing Services, Inc.

Black Knight Lending Solutions, Inc.

Fidelity National Financial, Inc.

and U.S. Bank National Association,

as Trustee

5.75%

Senior Notes due

2023

SUPPLEMENTAL INDENTURE

THIS SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) is entered into as of January 2, 2014, among Lender Processing Services, Inc., a Delaware corporation (the “Company”), Black Knight Lending Solutions, Inc., a Delaware corporation (the “Co-Issuer”), Fidelity National Financial, Inc., a Delaware corporation (the “Parent”), and U.S. Bank National Association, as trustee (the “Trustee”).

RECITALS

WHEREAS, the Company, the Guarantors party thereto and the Trustee entered into the Indenture, dated as of October 12, 2012 (the “Indenture”), relating to the Company’s 5.75% Senior Notes due 2023 (the “Notes”);

WHEREAS, Section 9.01(6) of the Indenture provides, in part, that the Company and the Trustee may amend or supplement the Indenture or the Notes without notice to or the consent of any Noteholder to, among other things, provide for any Guarantee of the Notes;

WHEREAS, Section 9.01(9) of the Indenture provides, in part, that the Company and the Trustee may amend or supplement the Indenture or the Notes without notice to or the consent of any Noteholder to, among other things, provide additional rights or benefits to the Holders;

WHEREAS, the Parent has consummated the acquisition of the Company through a merger of an indirect subsidiary of the Parent with and into the Company with the Company as the surviving corporation (the “Merger”);

WHEREAS, in connection with the consummation of the Merger, the Parent desires to fully and unconditionally Guarantee the Notes on the same terms and subject to the same conditions as the Guarantors named in the Indenture, including pursuant to Article 10 thereof, on a joint and several basis with such Guarantors;

WHEREAS, following consummation of the Merger, the Company will convert from a Delaware corporation into a Delaware limited liability company and, in connection therewith, the Company desires to add the Co-Issuer, and the Co-Issuer desires to be added, as a “co-issuer” of the Notes such that the Co-Issuer shall become a co-obligor of all of the Company’s obligations under the Indenture and the Notes, on the same terms and subject to the same conditions as the Company, on a joint and several basis;

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture; and

WHEREAS, the execution and delivery of this Supplemental Indenture has been duly authorized by the parties hereto, and all other acts and requirements necessary to make this Supplemental Indenture a valid and binding supplement to the Indenture effectively amending the Indenture as set forth herein have been duly taken.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally bound, the parties to this Supplemental Indenture hereby agree as follows:

Section 1.01. Defined Terms. Capitalized terms used herein and not otherwise defined herein are used as defined in the Indenture.

Section 2.01. Guarantee. The Parent, by its execution of this Supplemental Indenture, hereby agrees to be added as a Guarantor under the Indenture, as modified by this Supplemental Indenture, and to fully and unconditionally Guarantee the Notes, on a joint and several basis with the Guarantors named therein, pursuant to Article 10 thereof.

Section 3.01. Amendments to Indenture.

(a) Section 1.01. Section 1.01, Definitions, of the Indenture is hereby amended to:

(i) add the following to the end of the definition of “Guarantor” (immediately prior to the period):

“and (iii) the Parent Guarantor until the Parent Guarantor is released from its Note Guaranty pursuant to this Indenture”

(ii) add the following definition in its proper alphabetical order:

“Parent Guarantor” means Fidelity National Financial, Inc., a Delaware corporation, and any successor thereto that expressly assumes the Parent Guarantor’s Note Guaranty.”

(b) Article 4. ARTICLE 4, COVENANTS, of the Indenture is hereby amended to add the following new Section 4.19 at the end of such Article 4:

“Section 4.19. Parent Guarantor. For the avoidance of doubt, the Parent Guarantor shall not be subject to any restriction or limitation set forth in this Article 4 and shall not be required to comply with any of the covenants set forth in this Article 4.”

(c) Section 5.02. Section 5.02. Consolidation, Merger or Sale of Assets by a Guarantor, of the Indenture is hereby amended to:

(i) add the following to the first sentence of clause (a) thereof immediately after the words “No Guarantor” and before the word “may”:

“(other than the Parent Guarantor)”

(ii) insert the following new clause (b) at the end of such Section 5.02:

“(b) Nothing contained in this Indenture shall limit the Parent Guarantor’s ability to consolidate with or merge with or into any Person, or sell, convey, transfer or dispose of, all or substantially all of its assets as an entirety or substantially as an entirety, in one transaction or series of related transactions, to any Person, or permit any Person to merge with or into the Parent Guarantor, and any Person into which the Parent Guarantor may be merged or to which such sale, conveyance, transfer or disposition has been made shall not be deemed to be a successor to the Parent Guarantor as a result of any such transaction and it will only become a Parent Guarantor if it elects to expressly assume the Note Guaranty of the Parent Guarantor.”

(d) Section 10.09. Section 10.09, Release of Guaranty, of the Indenture is hereby amended to add the following paragraph as the penultimate paragraph in such Section 10.09:

“Notwithstanding anything herein to the contrary, the Note Guaranty of the Parent Guarantor may be terminated and discharged and be of no further force and effect, and the Parent Guarantor will be automatically and unconditionally released from all of its obligations thereunder and under the Notes and the Indenture, solely upon the defeasance or discharge of the Notes, as provided in Article 8 or upon satisfaction and discharge of this Indenture. The Note Guaranty of the Parent Guarantor shall be irrevocable prior to any such defeasance, discharge or satisfaction of the Notes.”

Section 4.01. Co-Issuer. The Co-Issuer is hereby deemed the “co-issuer” of the Notes and agrees to become a co-obligor of all of the Company’s obligations under the Indenture and the Notes, on the same terms and subject to the same conditions as the Company, on a joint and several basis. The Co-Issuer hereby expressly assumes, jointly and severally with the Company, all of the Company’s obligations under the Indenture and the Notes, on the same terms and subject to the same conditions as the Company. Nothing in this Supplemental Indenture shall release the Company from any of its obligations under the Indenture or the Notes. Unless the context otherwise requires, all references to the Company, as the issuer of the Notes in the Indenture and the Notes, shall be to the Company and the Co-Issuer, jointly, as co-issuers of the Notes.

Section 5.01. Execution and Delivery of Note Guaranty. The execution by the Parent of this Supplemental Indenture evidences the Note Guaranty of the Parent, whether or not the person signing as an officer of the Parent still holds that office at the time of authentication of any Note. The delivery of any Note by the Trustee after authentication constitutes due delivery of the Note Guaranty set forth in this Supplemental Indenture on behalf of the Parent.

Section 6.01. Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

Section 7.01. Trustee Makes No Representation. The Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company, the Co-Issuer and the Parent, and the Trustee makes no representation with respect to any such matters. Additionally, the Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

Section 8.01. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

Section 9.01. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 10.01. Counterparts. This Supplemental Indenture may be signed in multiple counterparts which together will constitute one and the same instrument.

Section 11.01. Separability. In case any one or more of the provisions contained the Indenture or this Supplemental Indenture shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of the Indenture or this Supplemental Indenture, but the Indenture or this Supplemental Indenture shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

Section 12.01. Benefits of Supplemental Indenture. Nothing in this Supplemental Indenture, express or implied, shall give to any person, other than the parties hereto and their successors hereunder and the Noteholders, any benefit or any legal or equitable right, remedy, or claim under this Supplemental Indenture.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

Lender Processing Services, Inc., as Issuer

By:	/s/ Brent B. Bickett
Name: Brent B. Bickett
Title: President

Black Knight Lending Solutions, Inc., as Co-Issuer

By:	/s/ Brent B. Bickett
Name: Brent B. Bickett
Title: President

Fidelity National Financial, Inc., as Parent

By:	/s/ Brent B. Bickett
Name: Brent B. Bickett
Title: President

U.S. Bank National Association, as Trustee

By:	/s/ Jack Ellerin
Name: Jack Ellerin
Title: Vice President

[SIGNATURE PAGE TO SUPPLEMENTAL INDENTURE]

4